Exhibit 99.2

April 20, 2017

Dear Micky,

I am incredibly grateful for the opportunity to be the Chief Financial Officer of Yum China, and my tenure as CFO has been by far the biggest learning experience of my career. I am extremely honored and humbled to work with such a talented leadership team to help make Yum China the most successful restaurant company not only in China but in the entire world. I have a tremendous belief in the strength of our brands, the quality of our people, and the extremely long runway to grow our brands and create value for our shareholders. I am also deeply appreciative for the opportunity to have worked so closely with you and our board of directors, and I want to thank you for the tremendous coaching, support, and leadership that you have provided to me.

Therefore it is with deeply mixed emotions that I write this letter to inform you of my resignation as the Chief Financial Officer of Yum China. I have reached this difficult decision after considerable thought, reflection, and consideration of several personal circumstances and family priorities. Given these family priorities and needs, we have decided to return to the United States in early June and my last day with Yum China will be June 2.

In closing, I will forever cherish the experiences and relationships that I have gained while working in Yum China. I want to express my sincere thanks and my eternal gratitude to you for your unconditional belief, guidance, and support of me, my family, and my career over the past 8 years.

Sincerely yours,

/s/ Ted Stedem